UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   June 29, 2006

DPL Inc.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	1-9052	31-1163136
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1065 Woodman Drive, Dayton, Ohio		45432
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:   (937) 224-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement.

On June 30, 2006, DPL Inc., (the “Company”) and The Dayton Power and Light Company (“DP&L”) entered into a Participation Agreement with Frederick J. Boyle to compensate Mr. Boyle for his services as the Controller and Chief Accounting Officer. Under the Participation Agreement, Mr. Boyle is eligible to participate in the Executive Incentive Compensation Plan (“EICP”), the DPL Inc. 2006 Equity and Performance Incentive Plan (“EPIP”), a Severance Pay and Change of Control Plan (“Severance Plan”), and a Supplemental Executive Defined Contribution Retirement Plan (“SEDCRP”). In addition, Mr. Boyle receives a perquisite allowance in the amount of $20,000 in each year that he is designated by the Compensation Committee as eligible to receive a perquisite allowance. The Participation Agreement also provides that Mr. Boyle is subject to a two year non-solicitation agreement. A copy of the Participation Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

On June 29, 2006, DPL Inc. (the “Company”) and The Dayton Power and Light Company (“DP&L”) entered into a Participation Agreement and Waiver (the “Participation Agreement”) with John J. Gillen, Senior Vice President and Chief Financial Officer for both DPL Inc. and The Dayton Power and Light Company. Pursuant to the Participation Agreement, Mr. Gillen agreed to terminate his employment agreement and change of control agreement and other benefits with the Company in exchange for his participation in the EICP, the EPIP, the Severance Plan and the SEDCRP. In addition, Mr. Gillen receives a perquisite allowance in the amount of $20,000 in each year that he is designated by the Compensation Committee to be eligible to receive a perquisite allowance. The Participation Agreement also provides that Mr. Gillen is subject to a two year non-solicitation agreement.

Mr. Gillen’s Participation Agreement and Waiver preserves certain rights, including, the right for Mr. Gillen to receive previously granted stock options as well as stock options to be granted upon the earlier of his relocation or a change of control; certain future Long Term Incentive Plan payouts; reimbursement for temporary living, travel and relocation expenses associated with Mr. Gillen’s relocation to the Dayton area; use of a Company car and a tax gross up to cover any income tax expense he may bear due to his receipt of any of the foregoing payments. A copy of the Participation Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 1.02                Termination of a Material Definitive Agreement.

In connection with the Company’s and DP&L execution of a Participation Agreement with Mr. Gillen described in Item 1.01 of this Form 8-K, the employment agreement between the Company, DP&L and Mr. Gillen was terminated as of June 29, 2006. The material terms of the employment agreement with Mr. Gillen were described in the Company’s Definitive Proxy Statement filed on March 17, 2006 and such description is incorporated herein by reference.

The Company and DP&L will not incur any early termination penalties.

Item 5.02                                                 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 30, 2006, DPL Inc., (the “Company”) and The Dayton Power and Light Company (“DP&L”) appointed Frederick J. Boyle to serve as the Controller and Chief Accounting Officer responsible for all of the Company’s and DP&L’s internal and external accounting functions. Previously, Mr. Boyle worked for eighteen years in the financial and accounting areas of American Electric Power Company, serving in such positions as the Manager of Tax, Manager of Corporate Planning and Budgeting, and Vice President of Financial Services. Most recently, Mr. Boyle was Vice President of Finance for Direct Energy, a North American energy company with revenues of approximately $3 billion. Mr. Boyle is a graduate of Ohio State University with a Bachelor of Science in Business Administration, has a Master of Tax degree from Capital University and is a Certified Public Accountant.

In addition, the Company and DP&L also appointed Daniel L. Thobe to serve as the Director of Internal Audit to oversee all internal audit functions, reporting directly to the Audit Committee of the Company’s Board of Directors and administratively to John J. Gillen, Senior Vice President and Chief Financial Officer.

A copy of the press release announcing the appointment of Frederick J. Boyle as Controller and Chief Accounting Officer and Daniel L. Thobe as the Director of Internal Audit is attached hereto as Exhibit 99.1.

Item 9.01(d).          Exhibits.

10.1	Participation Agreement dated June 30, 2006 by and between DPL Inc., The Dayton Power and Light Company and Frederick J. Boyle.

10.2	Participation Agreement and Waiver dated June 29, 2006 by and between DPL Inc., The Dayton Power and Light Company and John J. Gillen.

99.1	Press Release of DPL Inc. and The Dayton Power and Light Company., dated June 30, 2006.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2006	DPL Inc.

/s/ Miggie E. Cramblit
Name: Miggie E. Cramblit
Title: Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)
10.1	Participation Agreement dated as of June 30, 2006 between DPL Inc., The Dayton Power and Light Company and Frederick J. Boyle.	E
10.2	Participation Agreement and Waiver dated as of June 29, 2006 between DPL Inc., The Dayton Power and Light Company and John J. Gillen.	E
99.1	Press Release of DPL Inc. and The Dayton Power and Light Company, dated June 30, 2006.	E